Prudential                       The Prudential
  ------------                      Insurance Company
                                   of America


Annuitant                                                        Contract No.
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                              LIMITATION PROVISIONS

The contract is amended at issue to include the following provisions. They apply even though the contract may state otherwise.

A.   RIGHTS

     As stated in the retirement plan under which this contract is issued, the Employer is________________________________________________________________

     The administrator is [_] the Employer [_] _________________________________

     Except as we state below, any right or privilege granted by the contract or by us may be exercised by the Annuitant only with the written consent of the Administrator

     The Annuitant, with no one else's consent, may designate and change the beneficiary and may exercise the voting rights.

     If we receive written notice from the Administrator that the Internal Revenue Service has stated that the retirement plan initially fails to qualify under Sections 401 or 403(a) of the Code, this will be the effect. Within one year after the date of denial of qualification, the Employer will have the right to liquidate the contract for its cash value less the annual maintenance charge.

     The retirement plan might be amended so that it is not in accord with this Limitation Provision. If so, the Administrator, with only our consent, will have the right to amend this form accordingly.


B.   NON-TRANSFERABLE

     This contract may not be sold, assigned, discounted, or pledged for any purpose to anyone except us.


C.   RETIREMENT OPTIONS

     For settlements which start while the Annuitant is living:

     1. A last survivor type settlement may be chosen only if the Annuitant's then spouse is the contingent payee.

     2. Payment will be made under Option C if, on the annuity starting date, all of these statements are true:

               a.   The Annuitant is married.

               b. His or her spouse is then living.

               c. No contrary form of payment, chosen by the Annuitant in writing, has been received at our Service Office.

          But the amount of any payment under Option C to the Annuitant's spouse after the Annuitant's death will be one-half the amount that was payable while both of them were living.

     3. Option D may be chosen only if the period will not exceed the life expectancy, as we determined for persons of the same age and sex, of the Annuitant. If the Annuitant's then spouse is the contingent payee the period may not exceed their joint life and last survivor expectancy, as we determine for persons of the same age and sex.


D.   DEATH OPTIONS

     Except for one made in accord with the Retirement Options above, a settlement may not be chosen unless the amount available for settlement with the beneficiary or contingent payee will be distributed within five years of the date of death of the person by reason of whose death the amount became available.


E.   ANNUITY DATE

     In the case of a key employee, as defined in the Code, the annuity date may not be changed to a date which is later than the contract anniversary on or just before the date six months after the Annuitant's 70th birthday.


     A change might be needed later to conform this contract to the requirements of the Internal Revenue Code, regulations or published rulings or to the requirements of the Employee Retirement Income Security Act of 1974. If so, we will have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.

                           Endorsed by attachment on the contract Date
                                The  Prudential  Insurance Company of America,

                                By  /s/ Isabella L. Kirchner

                                                   Secretary.

                                      II-45
Printed in U.S.A.